UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NaPro BioTherapeutics, Inc.

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NAPRO BIOTHERAPEUTICS, INC.

4840 Pearl East Circle, Suite 300W

Boulder, Colorado 80301

Notice of Annual Meeting of Stockholders

to be held on June 27, 2003

To our stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders (“Annual Meeting”) of NaPro BioTherapeutics, Inc., a Delaware corporation (the “Company” or “NaPro”) which will be held on June 27, 2003, at 9:00 a.m. local time at the Westminster Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado, USA for the following purposes:

1.    To elect three Class I directors to serve until the 2006 Annual Meeting of Stockholders;

2.    To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock, in the range of 1:5 to 1:40 (such reverse stock split to be referred to herein as the “Reverse Stock Split”), as determined in the discretion of the Board of Directors of the Company.

3.    To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent auditors for the year ending December 31, 2003;

4.    To vote on a stockholder proposal, if properly submitted at the meeting; and

5.    To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on May 1, 2003 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting. Only holders of record of NaPro’s Common Stock, $0.0075 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at the meeting. The Company’s stock transfer books will not be closed following the Record Date.

Whether or not you plan to attend the meeting, please complete, date, sign, and return the proxy card enclosed with this Proxy Statement promptly. A postage prepaid envelope is enclosed for that purpose. Any stockholder attending the meeting may vote in person even if that stockholder has returned a proxy.

By Order of the Board of Directors

Patricia A. Pilia, Ph.D.

Secretary

Boulder, Colorado

May 23, 2003

NAPRO BIOTHERAPEUTICS, INC.

4840 Pearl East Circle, Suite 300W

Boulder, Colorado 80301

Proxy Statement

General

The enclosed proxy is solicited by and on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 27, 2003, at 9:00 a.m. local time at the Westminster Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado, USA, and at any adjournment or postponement of that meeting, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is being furnished to holders of our voting Common Stock, $0.0075 par value per share (the “Common Stock”), as of May 1, 2003, the Record Date.

We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy and any additional soliciting materials sent to stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. We have retained the services of MacKenzie Partners to aid in the solicitation of proxies, and to deliver proxy materials to brokers, nominees, fiduciaries, and other custodians for distribution to beneficial owners of stock and to solicit proxies therefrom. MacKenzie Partners will receive a fee of approximately $5,000 and reimbursement of all reasonable out-of-pocket expenses in connection with such solicitation. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

This Proxy Statement and accompanying proxy were first mailed on or about May 29, 2003 to all stockholders entitled to vote at the meeting.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2002, which includes audited financial statements is enclosed. The Annual Report to Stockholders does not form any part of the material for the solicitation of proxies. A copy of the Company’s Annual Report on Form 10-K and the amendment thereto, as filed with the Commission, may be obtained without charge by writing to the Company’s Secretary at 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301. The Annual Report on Form 10-K also may be accessed on the Company’s website at www.naprobio.com.

Stockholder Proposals

We intend to hold our 2004 Annual Meeting of Stockholders on June 24, 2004. Proposals by stockholders that are intended to be presented at that meeting and included in the Company’s proxy statement pursuant to the rules of the Securities and Exchange Commission must be received by our Secretary at our principal executive office, 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301, no later than February 28, 2004. If a stockholder wishes to submit a proposal or director nomination pursuant to our bylaws that is not to be included in the Company’s proxy statement for the 2004 Annual Meeting, the stockholder must do so not less than 50 days nor more than 75 days prior to the meeting. If, however, less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Voting Securities, Revocability of Proxy

Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting. As of the Record Date, there were 29,939,486 shares of our Common Stock outstanding. Each share is entitled to one vote, and there are no other classes of voting securities outstanding. A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Kai Larson, NaPro’s General Counsel, has been appointed by the Board to serve as inspector of election (the “Inspector of Election”) to determine the number of shares of Common Stock represented and voted at the Annual Meeting. All proxies and ballots delivered to the Inspector of Election will be kept confidential by the Inspector of Election.

Directors will be elected by a majority of the votes cast at the Annual Meeting. The accompanying proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors. Broker non-votes, abstentions, and votes withheld will not be counted as votes cast.

Proposal 2 to approve an amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s outstanding Common Stock will require the affirmative vote of the holders of a majority of all outstanding shares of Common Stock for approval of the amendment to the Company’s Certificate of Incorporation set forth in this Proposal. Broker non-votes and absentions with respect to Proposal 2 will be treated as votes “against” the proposal.

Proposal 3 to ratify the selection of Ernst & Young LLP as our independent auditor requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote.

Proposal 4 relating to the stockholder proposal also requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote.

Except as may be provided in the Certificate of Incorporation, any other matter that may be submitted to a stockholder vote will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote. Broker non-votes and abstentions with respect to Proposals 3 and 4 are not counted as votes “For” or “Against” such proposals.

Any stockholder giving a proxy has the power to revoke it any time before it is exercised. Proxies may be revoked by filing with our Secretary at our principal executive office, 4840 Pearl East Circle, Suite 300W, Boulder, Colorado, 80301, a written notice of revocation, or a duly executed proxy bearing a later date. Proxies may also be revoked by attendance at the Annual Meeting and an election to vote in person.

The persons designated as proxies in the enclosed proxy card will vote “for” the election of the three nominees for director identified below unless authority is withheld by the stockholder granting the proxy. If any nominee becomes unavailable to serve for any reason, the proxy will be voted for a substitute nominee or nominees to be selected by the board, unless the stockholder withholds authority to vote for the election of directors. The persons designated as proxies in the enclosed proxy card will vote “for” the amendment to the certificate of incorporation and “for” the selection of Ernst & Young LLP as independent auditor, and will vote “against” the stockholder proposal, unless otherwise directed on the proxy card or the stockholder “abstains” from such vote.

Proposal 1:

ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term.

Our Board of Directors currently consists of nine members: Sterling Ainsworth, Ph.D. (Vice Chairman); Edward Erickson; George Gould, Esq.; Arthur Hayes, Jr., M.D.; Marc Ostro, Ph.D.; The Honorable Richard Perle; Patricia Pilia, Ph.D.; Robert Pollack, Ph.D.; and Leonard Shaykin (Chairman). Mr. Shaykin and Drs. Hayes and Pollack are Class I directors with terms of office expiring at the 2003 Annual Meeting. Dr. Pilia and Messrs. Erickson and Perle are Class II directors with terms of office expiring at the 2004 Annual Meeting. Drs. Ainsworth and Ostro, and Mr. Gould are Class III directors with terms of office expiring at the 2005 Annual Meeting.

Three Class I directors will be elected at the 2003 Annual Meeting for a term expiring at the 2006 Annual Meeting and until their successors are duly elected and qualified. Mr. Leonard Shaykin, Dr. Hayes, and Dr. Robert Pollack have been nominated for these board seats. Each of the nominees has agreed to serve if elected.

Nominees for Election for a Three Year Term Expiring at the 2006 Annual Meeting

Leonard P. Shaykin, 59, has served as our Chairman of the Board since June 1993, and our Chairman and Chief Executive Officer since August 1999. In 1995, Mr. Shaykin founded Shaykin & Co., LLC, a private investment and management company. Prior to founding Shaykin & Co., Mr. Shaykin was a managing partner of Adler & Shaykin, an investment partnership organized to sponsor management leveraged buyouts. Prior to that, Mr. Shaykin was Vice President, Director and a member of the Investment Committee of Citicorp Venture Capital, Ltd. and Citicorp Capital Investors, Inc., the venture capital and equity investment subsidiaries of Citicorp and Citibank. He is currently a Director of the Jerusalem Post, a subsidiary of Hollinger International, a Board Member of the Friends of Sheba Medical Center-Tel Hashomer, Israel, and a trustee of the Jackson Laboratories, a not-for-profit genetic research institute. Mr. Shaykin received a B.A. and an M.A. from the University of Chicago, and an M.B.A. from the University of Chicago Graduate School of Business.

Arthur H. Hayes, Jr., M.D., 67, has served as a director since March 1996. He is currently President and Chief Operating Officer of MediScience Associates, Inc., a pharmaceutical consulting company, and is a Professor of Medicine at New York Medical College and Pennsylvania State University College of Medicine. From 1981 to 1983, Dr. Hayes served as Commissioner of the United States Food and Drug Administration. From 1986 to 1991, he was President and Chief Executive Officer of EM Pharmaceuticals, as well as a member of their board of directors. Dr. Hayes served as Provost & Dean at New York Medical College from 1983 to 1986, and served as the Director of the Institute of Human Values in Medical Ethics, International Health and Biomedical Sciences, the latter of which he also served as Chairman. Dr. Hayes has held several posts with Pennsylvania State University, which included Professor of Medicine and Pharmacology from 1977 to 1981, Dean of Admissions from 1976 to 1979 and Associate Professor of Medicine and Pharmacology and Director of the Division of Clinical Pharmacology from 1972 to 1977. Dr. Hayes currently serves on the board of directors of Myriad Genetics, Inc. (a genomic research and pharmaceutical company), Celgene Corporation (a pharmaceutical company), and Premier Research Worldwide. Dr. Hayes received his M.D. from Cornell University Medical College, and also attended Cornell’s Graduate School of Medical Sciences, Department of Pharmacology. He undertook premedical studies, and attended medical school at Georgetown University. Dr. Hayes received his M.S. (philosophy, politics and economics) from Oxford University, where he was a Rhodes Scholar, and his B.A. (philosophy) from Santa Clara University.

Robert E. Pollack, Ph.D., 61, has served as a director since 2000. He is currently Professor of Biological Sciences, Lecturer in Psychiatry at the Center for Psychoanalytic Training and Research, and Director of the Center for the Study of Science and Religion, at Columbia University. He has been a Professor of Biological

Sciences at Columbia since 1978, and was Dean of Columbia College from 1982-1989. He received the Alexander Hamilton Medal from Columbia University, and has held a Guggenheim Fellowship. He currently serves on Advisory Boards of the John Templeton Foundation, California Newsreels, The Fred Friendly Seminars, the Program in Religion and Ecology of the Center for the Study of World Religions at Harvard University, and as a Senior Consultant for the Director, Program of Dialogue on Science, Ethics and Religion, American Association for the Advancement of Science. He is also currently a director and Chair of the Scientific Advisory Board of Nutrition 21, Inc., a company focusing on the development and marketing of proprietary nutritional products. Dr. Pollack graduated from Columbia University with a B.A. in physics, and received a Ph.D. in biology from Brandeis University.

The Board of Directors recommends a vote FOR each nominee.

Directors Continuing in Office until the 2004 Annual Meeting

Patricia A. Pilia, Ph.D., 54, a co-founder of the Company, has served as a director since our inception. She has served as our Secretary since November 1991, our Vice President of BioResearch and Toxicology since March 1993, and our Executive Vice President since October 1998. Additionally, in 2002, she was appointed Acting Head, Research and Development. In 1990, she co-founded, with Dr. Ainsworth, Pacific Biotechnology, Inc. (a predecessor of ours) and served as its Vice President and Director of Biotechnology. From 1983 to 1991, Dr. Pilia was an Assistant Professor of Pathology in the College of Medicine and Dental Medicine and the College of Graduate Studies at MUSC. Dr. Pilia served as the Assistant Director of the MUSC Immunopathology Diagnostic and Research Laboratories from 1985 to 1991. Since 1984 she has been a consultant on the design and development of biomedical devices and treatment modalities and the design and performance of clinical trials. Dr. Pilia received a Bachelor’s degree from Boston University, a Master’s degree in immunology/microbiology and a Doctoral degree in pathology from MUSC. Dr. Pilia is engaged to be married to Dr. Ainsworth, a co-founder, director and executive officer of the Company.

Edward L. Erickson, 56, has served as a director since 2000. He is currently Chairman of the Board, President and Chief Executive Officer of Immunicon Corporation, a venture capital backed medical products company with technology for use in diagnostics, life science research, and therapeutic applications. He was appointed Chairman of Immunicon in April 1998 and Chief Executive Officer in September 1998. From 1993 to 1998, Mr. Erickson was President, Chief Executive Officer and a director of DepoTech Corporation, a biopharmaceutical company in the drug delivery field. Additionally, from 1995 to 1998, he served as a director of MegaBios Corporation, a gene therapy company. From 1991 to 1993, he was President, Chief Executive Officer and a director of Cholestech Corporation, a diagnostic products company in point-of-care cholesterol testing and screening. Mr. Erickson holds B.S. and M.S. degrees in mathematics from the Illinois Institute of Technology and an M.B.A. with high distinction from Harvard University.

The Honorable Richard N. Perle, 61, has served as a director since 2000. He is a fellow at the American Enterprise Institute. Additionally, Mr. Perle is a director of Hollinger International, Inc., a company that publishes English language newspapers in the United States, the United Kingdom, Canada and Israel. Mr. Perle is also a director of Autonomy, PLC, a company engaged in the development of various software applications, as well as a director of Morgan Crucible, PLC, a company specializing in the design, development, manufacture and marketing of engineered products for use in various industries. From 1981 to 1987, Mr. Perle was the United States Assistant Secretary of Defense for International Security Policy at the United States Department of Defense. Mr. Perle attended the London School of Economics with Honors Examinations, received a B.A. in international relations from the University of Southern California, an M.A. in politics from Princeton University, and completed various fellowships at Princeton University, the Ford Foundation and the American Council of Learned Societies.

Directors Continuing in Office until the 2005 Annual Meeting

Sterling K. Ainsworth, Ph.D., 63, a co-founder of the Company, has served as an executive officer and director since our inception. He served as our Chief Executive Officer from November 1991 to August 1999, and has served as our President since October 1992 and as Vice Chairman of the Board and Chief Scientific Officer since August 1999. In 1990, he co-founded, with Dr. Pilia, Pacific Biotechnology, Inc. (a predecessor of ours) and served as Chairman and President of such company until our inception. From 1972 to 1990, Dr. Ainsworth held various levels of professorships of Pathology with tenure in the College of Medicine and Dental Medicine and Graduate Studies at the Medical University of South Carolina (“MUSC”), where he established, developed and directed MUSC’s Immunopathology Diagnostic Laboratory. Dr. Ainsworth received a Bachelor’s degree from the University of Mississippi in 1963. He received a Master’s degree in medical microbiology in 1965 and a Doctoral degree in medical science in 1969 from the University of Mississippi Medical School. He completed his post-doctoral fellowship in the Department of Pathology at Harvard Medical School from 1970 to 1972. Dr. Ainsworth is engaged to be married to Dr. Pilia, a co-founder, director and executive officer of the Company.

Marc J. Ostro, Ph.D., 53, has served as a director since 2000. He has been a partner in TL Ventures, a Pennsylvania-based venture capital firm since January 1, 2002. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000. From November 1997 to May 2000, he was Senior Managing Director and GroupLeader for KPMG Life Science Corporate Finance (Mergers and Acquisitions). From June 1997 to November 1997, Dr. Ostro was a Senior Vice President at Ross Financial Group engaged in portfolio management. From May 1994 to June 1997, he was Managing Director and Senior Biotechnology Analyst at UBS Securities. Prior to that, he was a Senior Vice President and Senior Biotechnology Analyst at Mabon Securities. In July 1981, he co-founded the Liposome Company (Princeton) where he held various positions in that company including President, Vice Chairman and Chief Scientific Officer until May 1993. Dr. Ostro received a B.A. in biology from Lehigh University, a Ph.D. in biochemistry from Syracuse University, and was a postdoctoral fellow and assistant professor at the University of Illinois Medical School.

George M. Gould, Esq., 65, has served as a director since January 2003. He has served as Of Counsel to the law firm Gibbons, Del Deo, Dolan, Griffinger & Vecchione since June 1996. Mr. Gould is also a director of Protein Design Labs, Inc. a biotechnology company engaged in the development of humanized monoclonal antibodies for the prevention and treatment of disease. Additionally, Mr. Gould is a director of Angiogenex, Inc., a privately-held biopharmaceutical company that develops therapeutic and diagnostic applications of Id gene and protein technologies as well as Supratek Pharma, a private Canadian biopharmaceuticals company developing novel block copolymer targeted drug formulations. From May 1996 to December 1996, Mr. Gould was a Senior Vice President of PharmaGenics, Inc. Prior to that time Mr. Gould served as Vice President, Licensing & Corporate Development and Chief Patent Counsel for Hoffmann-La Roche Inc. from October 1989 to May 1996. Mr. Gould received a Bachelor of Arts degree in Organic Chemistry from The Johns Hopkins University, attended the New York University Graduate School of Chemistry, received a J.D. from Columbia University School of Law and an L.L.M. from New York University School of Law.

Board Meetings and Committees

The Board of Directors held seven meetings during 2002, including both regularly scheduled and special meetings. The Board of Directors has established an Audit Committee, a Compensation Committee, a Strategic Planning Committee, and a Research and Development Committee.

The Audit Committee, which currently consists of Dr. Marc Ostro (Chairman), Mr. Edward Erickson, Mr. George Gould, and Mr. Richard Perle meets periodically with representatives of our independent auditors and our management to obtain an assessment of our financial condition and results of operations, the results and scope of the annual audit and other services provided by our independent auditors, and reports to the full Board of Directors with respect thereto. The Audit Committee met two times during 2002 and reviewed our reports on Forms 10-K and 10-Q prior to filing with the SEC. All members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee has adopted a written charter, a copy of which was included in our 2001 Proxy Statement, as filed with the SEC.

The Compensation Committee, which currently consists of Mr. Perle (Chairman), Mr. Erickson, and Dr. Robert Pollack meets periodically to review and recommend to the full Board of Directors compensation arrangements for senior management and directors. In addition, the Compensation Committee is responsible for administering our stock option plans. The Compensation Committee met two times during 2002.

The Strategic Planning Committee is charged with reviewing both our product development and strategic business plans. The Strategic Planning Committee currently consists of Mr. Erickson (Chairman) Mr. Leonard Shaykin, Dr. Sterling Ainsworth, Mr. Gould and Dr. Ostro. The Strategic Planning Committee met one time during 2002.

The Research and Development Committee is charged with reviewing our research and development activities and making recommendations to the full Board of Directors on such matters. The Research and Development Committee met three times during 2002. The Research and Development Committee currently consists of Dr. Pollack (Chairman), Dr. Ainsworth, and Dr. Ostro.

Each director attended more than 75% of the aggregate number of Board and applicable Committee meetings in 2002.

Other Executive Officers

NaPro has the following executive officers in addition to those who serve as directors:

Gordon H. Link, Jr., 49, a certified public accountant and a certified management accountant, served as our Vice President and Chief Financial Officer from September 1993 to October 2002, when his position was changed to Senior Vice President and Chief Financial Officer. Prior to that, Mr. Link served concurrently as Corporate Controller of Synergen, Inc. and Treasurer of the Syntex-Synergen Neuroscience Joint Venture. From February 1991 to April 1993, Mr. Link was Treasurer of Synergen Development Corporation. From October 1983 to May 1990, Mr. Link practiced as a certified public accountant, including the position of Audit Manager with Deloitte & Touche. He attended the graduate school of the University of Denver and received undergraduate degrees in chemistry from Rensselaer Polytechnic Institute in 1976 and in accounting from Metropolitan State College in 1983.

Kai P. Larson, Esq., 39, served as our Director of Legal Affairs from 1994 to December 1999, when his position was changed to Vice President and General Counsel. Prior to joining us, he worked as an attorney in the New York office of Kirkland & Ellis. Mr. Larson received a B.A. from Brigham Young University and a J.D. from Columbia University School of Law.

Brian McCudden, 43, has served as our Vice President, Manufacturing since January 2002. Prior to joining us, from 1997 to December 2001, he served as Director, Manufacturing at Roche Colorado Corporation, a subsidiary of F. Hoffman-La Roche Ltd. Previously, he held the position of Director, Large Scale Manufacturing with Roche Colorado Corporation from 1995 to 1997. Mr. McCudden received a B.S. in chemical engineering, Cum Laude, from the University of Delaware and an M.B.A from Loyola College (Baltimore).

Hope Liebke, Ph.D., Esq., 56, has served as Vice President, General Counsel, NaPro Genomics since April 2002. Prior to joining us, from 1998 to 2002, she served as Of Counsel at the law firm of Fish & Neave. Previously, she held the position of Associate Attorney at the law firm of Pennie & Edmonds, LLP from 1989 to 1998. Dr. Liebke received a B.S. in biology from Newcomb College of Tulane University and received a Ph.D. in molecular and cellular biology from the University of Southern California. She performed research in the fields of biochemistry, genetics, physiology, nucleic acid sequencing, and molecular biology at the University of Connecticut, Farmington and Storrs campuses and at Yale University, and received a J.D. from the University of Connecticut.

Jeffrey White, 41, joined us as President, NaPro Genomics Division in August 2002. Prior to that, Mr. White was VP/General Manager of BioChemistries and Services Division for the Life Sciences & Chemical Analysis Group at Agilent Technologies, Inc., where he was responsible for the Genomics and Proteomics businesses. Prior to this assignment Mr. White was employed at Hewlett Packard where he served in a number of senior management roles, including general management responsibility for worldwide businesses, as well as management positions in Research & Development, Marketing, Business Development, and Customer Support. He received a B.S. in Electrical Engineering/Computer Science from Worcester Polytech Institute in 1984 and an M.B.A. from Northeastern University Boston, MA, in 1989. Mr. White is an active member of the Delaware Biotech Community and serves on the board of directors for OVO, Inc., a privately-held manufacturer of ski wear.

Martin Batt, 60, has served as our Vice President, Chief Information Officer since September 2002. Prior to joining us, from 1986 to August 2002, he was a Partner in the consulting firm of Grisanti, Galef & Goldress specializing in the implementation of Information Technology solutions to complex business problems. Prior to that, Mr. Batt served in various Information Technology positions at U. S. Steel Corporation. Mr. Batt received a B.S. in Computer Sciences, Cum Laude, from Point Park College, Pittsburgh and has also taught Computer Sciences at the college level.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors and certain of our officers, and persons holding more than ten percent of our Common Stock are required to file forms reporting their beneficial ownership of our Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish us copies of forms so filed. Based solely upon a review of copies of such forms furnished to us, Gordon Link was late in filing a Form 4 in which he reported three transactions; Patricia Pilia, Hope Liebke and Arthur Hayes were each late in filing a Form 4 in which they reported one transaction each; and Richard Perle was late in filing a Form 5 in which he reported one transaction. No other directors or officers were late in filing any reports on Forms 3, 4 or 5.

Executive Compensation

The following table shows for the years ended December 31, 2002, 2001 and 2000, compensation awarded or paid to, or earned by our chief executive and our four most highly compensated executive officers at December 31, 2002 (the Named Executive Officers):

Summary Compensation Table

	Year	Annual Compensation				Securities Underlying Options(#)	All Other Compensation(1)
Name and Principal Position		Salary	Bonus

Leonard P. Shaykin Chairman of the Board, Chief Executive Officer	2002 2001 2000	$270,000 239,331 221,397	$	— 200,000 214,977		— 375,000 120,000	$40,000 33,188 28,349

Sterling K. Ainsworth Vice Chairman of the Board, President, Chief Scientific Officer	2002 2001 2000	260,000 259,423 243,654		— 100,000 203,453		— 150,000 100,000	40,000 33,188 28,349

Patricia A. Pilia Executive Vice President, Secretary	2002 2001 2000	209,577 199,577 187,962		— 125,000 156,114		— 200,000 100,000	40,000 33,188 26,641

Gordon H. Link, Jr. Senior Vice President, Chief Financial Officer	2002 2001 2000	208,731 179,615 169,231		28,073 125,000 105,934	(2)	— 250,000 80,000	40,000 33,188 28,349

Kai P. Larson Vice President, General Counsel	2002 2001 2000	179,154 159,615 149,215		25,000 125,000 84,758		— 200,000 80,000	40,000 33,188 28,349

(1)	Represents our 401(k) plan and Employee Stock Ownership Plan (ESOP) contributions of Common Stock (valued at fair market value as of the date of the contribution) for each of the Named Executive Officers.

(2)	In light of an inadvertent expiration of certain options held by Mr. Link, the Board authorized a stock award to Mr. Link of 2,955 shares, with a market value of $28,073, which represented the economic value of the expired options as of the expiration date of the options.

In light of applicable regulations of the Securities and Exchange Commission, two executive officers, Hope Liebke and Brian McCudden, have been omitted from the Summary Compensation Table because the bonuses paid to each of them, which brought their total salary and bonus to levels that otherwise would have required them to be included among the four highest paid executive officers, were paid as an inducement to each of them to begin their employment with us and are not part of a recurring arrangement and are unlikely to continue.

In 2002, Ms. Liebke was paid a salary of $140,000 and a hiring bonus in April and September 2002 of $188,000, which consisted of a cash payment of $25,000 and a grant of 20,000 shares of NaPro Common Stock at a fair market value of $163,000. During 2002, she received certain contributions of Common Stock under our Employee Stock Ownership Plan in the amount of $7,136. In addition, she received a grant of 100,000 stock options, which was 13.07% of the total options granted to employees during 2002, with an exercise price of $8.15 per share. The options expire on April 4, 2012. The potential realizable value of the options at an assumed annual rate of stock price appreciation for the option term of 5% is $512,549 and at an assumed annual rate of 10% is $1,298,900. Ms. Liebke did not acquire any shares upon exercise of options during 2002. At December 31, 2002, Ms. Liebke held 100,000 stock options that were unexercisable as of that date and held no exercisable options. As of May 1, 2003, Ms. Liebke owned 55,922 shares of NaPro Common Stock, which includes 25,000 shares issuable upon exercise of options granted to her under the 1994 Plan and 922 shares of Common Stock beneficially owned through our ESOP Plan.

In 2002, Mr. McCudden was paid a salary of $145,961 and a hiring bonus of $75,000, which was paid in January and September 2002. He also received during 2002 certain contributions of Common Stock under our Employee Stock Ownership Plan in the amount of $16,719. In addition, he received a grant during 2001 of 50,000 stock options with an exercise price of $11.25 per share. The options expire on December 13, 2011. The potential realizable value of the options at an assumed annual rate of stock price appreciation for the option term of 5% is $353,753 and at an assumed annual rate of 10% is $896,480. Mr. McCudden did not acquire any shares upon exercise of options during 2002. At December 31, 2002, Mr. McCudden held 12,500 options that were exercisable and 37,500 stock options that were unexercisable as of that date. As of May 1, 2003, Mr. McCudden owned 19,161 shares of NaPro Common Stock, which includes 12,500 shares issuable upon exercise of options granted to Mr. McCudden under the 1994 Plan and 2,161 shares of Common Stock beneficially owned through our ESOP Plan.

No options were granted to any of the Named Executive Officers during the fiscal year ended December 31, 2002.

The following table reports information, as to each of the Named Executive Officers, concerning the number of shares subject to both exercisable and unexercisable stock options held as of December 31, 2002. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our Common Stock as of December 31, 2002:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Number of Securities Under-lying Unexercised Options at Year End (#)		Value of Unexercised in-the-Money Options at Year End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Leonard P. Shaykin	—	—	633,768	341,232	—	—
Sterling K. Ainsworth	—	—	519,508	162,492	—	—
Patricia A. Pilia	—	—	361,001	199,999	—	—
Gordon H. Link, Jr. (2)	10,000	$39,275	277,513	252,487	—	—
Kai P. Larson	10,000	$66,675	61,666	202,500	—	—

(1)	Calculated on the basis of the closing price per share of our Common Stock on the date of exercise on the Nasdaq National Market, less the exercise price.

(2)	Mr. Link inadvertently permitted 3,334 options issued to him under the 1993 Plan to expire unexercised. In light of this inadvertent expiration, the Board authorized a stock award to Mr. Link under the 1994 Plan of 2,955 shares, with a market value of $28,073, which represented the economic value of the expired options as of the expiration date of the options.

Compensation of Directors

Pursuant to the 1994 Plan, each year non-employee directors are automatically granted, on the date of our annual meeting of stockholders, non-qualified options to purchase 10,000 shares of NaPro Common Stock. In addition, any non-employee director who is first appointed or elected other than at an annual meeting of stockholders automatically receives non-qualified options to purchase 10,000 shares of Common Stock upon such appointment or election. The 1994 Plan also provides for automatic annual grants of non-qualified stock options to purchase 10,000 shares of Common Stock to directors who serve as chair of the Audit, Compensation, Strategic Planning, and Research and Development committees of the Board of Directors. The 1994 Plan also provides for an automatic grant of non-qualified stock options to purchase 7,500 shares of Common Stock to members of the Research and Development Committee (the “RDC”) upon their initial appointment to the committee, and an automatic grant of non-qualified stock options to purchase 3,000 shares of Common Stock to a RDC member who continues service on the RDC after an annual meeting of stockholders. In addition, the 1994 Plan permits the discretionary grant by the Board of Directors of non-qualified options to non-employee directors under certain circumstances. All such options are exercisable at an exercise price equal to the fair market value of the Common Stock on the date of grant and are subject to certain vesting schedules.

Directors are paid $3,000 for each meeting attended in person and $500 for each meeting attended by telephone. In addition, directors serving on committees of the Board of Directors are paid for attendance at each committee meeting as follows: $1,000 for the committee chairperson attending in person and $500 for non-chair committee members attending in person or any committee members attending by telephone. The RDC chairman receives $40,000 per year for service as chairman of the RDC. RDC members receive $2,500 for attendance at RDC meetings which are not held concurrently with regularly scheduled Board of Directors meetings. Directors are also reimbursed for their cost incurred in attending Board of Directors and committee meetings.

Employment Agreements and Termination of Employment Agreements

Effective October 1, 2001, we entered into employment agreements (collectively, the “Senior Executive Employment Agreements”), with Leonard Shaykin, Dr. Sterling Ainsworth, and Dr. Patricia Pilia (collectively, the “Senior Executives”). In addition, effective October 1, 2001, we entered into employment agreements (collectively, the “Employment Agreements”) with Gordon Link and Kai Larson (collectively, the “Executive Officers”). The Senior Executive Employment Agreements, and the Employment Agreements are referred to together as the “Executive Agreements”, and the Senior Executives and the Executive Officers are referred to together as the “Executives”.

Each of the Senior Executive Employment Agreements provides for an initial three year employment term that expires on October 1, 2004 and is automatically renewed on each anniversary of the date of the agreement for an additional one-year term unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any additional one-year term. No such notice of termination has been given by or to any of the Senior Executives. Each of the Employment Agreements provides for an initial two-year employment term that expires on October 1, 2003, and is automatically renewed on each anniversary of the date of the agreement for an additional one-year term unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any additional one-year term. No such notice of termination has been given by or to any of the Executive Officers.

The Senior Executive Employment Agreements provide for initial annual base salaries for Mr. Shaykin and Drs. Ainsworth and Pilia of $270,000, $260,000 and $210,000 respectively. Under the Senior Executive Employment Agreements, in the event of a change of control, the Senior Executives are to be granted a payment equal to the greater of 100% of their prior year’s bonus or 75% of their base annual salary and a payment equal to a percentage of the Senior Executive’s base annual salary (300% for Mr. Shaykin, 200% for Dr. Pilia, and 150% for Dr. Ainsworth). Mr. Shaykin is a part-time employee, and is not required under his Senior Executive Employment Agreement to spend more than 32 hours in any week or 128 hours per month on NaPro affairs. However, since 1999, when Mr. Shaykin became Chief Executive Officer, he has spent a majority of his business time on NaPro’s affairs.

The Employment Agreements provide for initial annual base salaries for Mr. Link and Mr. Larson of $210,000 and $180,000 respectively. Under the Employment Agreements, in the event of a change of control, the Executive Officers are to be granted a payment equal to the greater of 100% of their prior year’s bonus or 75% of their base annual salary and a payment equal to 200% of the Executive Officer’s base annual salary.

Under the Employment Agreements and Senior Executive Employment Agreements, Executives may receive an annual bonus in such amount, if any, as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its discretion, may award to Executives, based upon the Executive’s and the Company’s performance during each year of the Employment Period.

Each Executive Agreement provides for certain benefits if, prior to the end of the initial term or any additional one-year term, an Executive’s employment is terminated either by us other than for Cause (as defined in the Executive Agreements) or by the Executive for good reason (as defined in the Executive Agreements). In general, each Executive would be entitled to receive, subject to certain limitations, (i) a continuance of their respective salary and bonus, if any, through the end of the initial term or the then current term, (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination, (iii) full vesting for all outstanding Company stock options owned by the Executive, which become immediately fully exercisable, and (iv) a bonus payment in an amount determined by whether or not a change of control of the company is occurring at the time of the termination of the Executive’s employment. If a change of control occurs, the Executive is entitled to receive a payment equal to a percentage of the individual Executive’s base salary, according to the terms set forth above for each named individual. If a change of control does not occur, the Executive is entitled to receive a payment equal to 100% of his or her base salary for the preceding 12 months. The foregoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended (the Code).

The Executive Agreements also contain provisions (i) prohibiting disclosure of confidential information, (ii) granting to the Company rights to intellectual property developed by the Executives that relate to its business or are developed in the course of employment with NaPro, and (iii) prohibiting competition with NaPro under certain circumstances during and for five-years after the Executive’s employment.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2002, our compensation committee consisted of Mr. Edward Erickson, The Honorable Richard Perle (Chair), and Dr. Robert Pollack. None of our executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on the Board of Directors or Compensation Committee.

Compensation Committee Report on Executive Compensation

The report of the Compensation Committee of the Board of Directors (the “Committee”) shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee implements our executive compensation policies. We are committed to executive compensation policies that promote and support our goals and that inspire executives to make a significant contribution to our financial success. Our overall compensation philosophy for executive officers has the following goals and objectives: (1) the attraction and retention of qualified personnel whose participation is important to our short-term and long-term success; and (2) the creation of a mutual interest between executive officers and stockholders that permits executive officers to share in the risks and rewards of strategic decision-making. The Compensation Committee retained a compensation consultant to assist it in 2000. This same consultant was consulted in 2001 in connection with the Committee’s review of the Employment Agreements described above.

The Committee has established the Company’s executive compensation policies using the above objectives as its foundation. The Committee’s practice is to review annually the compensation of each of the executive officers. The Committee also makes annual determinations of bonuses and equity-based incentive compensation including grants of stock options and restricted stock to executive officers. The following describes the three primary components of our current executive compensation program.

Base Salary.    The existing base salary levels of our Chief Executive Officer, Mr. Shaykin, and the other senior executives named in the compensation table were set in connection with the signing of their Employment Agreements in October 2001 and they have not been increased since then. The decision to not increase their base salaries since that date has been driven by the Company’s overriding need to conserve cash. In any event, the Compensation Committee believes that the current base salaries of our executive officers are generally below comparable companies.

Bonuses.    Mr. Larson was paid a bonus in the amount of $25,000 during January 2002 relating to work he did on the Company’s intellectual property portfolio in 2001. On February 11, 2002, Mr. Link was given a stock award with a value of $28,073 to replace options that he had inadvertently allowed to expire. Certain other executive officers were paid bonuses in 2002 in connection with their hiring. Ms. Liebke received a cash sign-on bonus of $25,000 and a grant of 20,000 shares of NaPro Common Stock then valued at $163,000 upon her being hired. In 2002, Messrs. McCudden, White and Batt, respectively, received cash sign-on bonuses associated with their hiring of $75,000, $25,000 and $35,000. In each of these cases, the Compensation Committee believed that the bonuses were required to attract these employees to the Company. Because of the Company’s need to conserve cash, however, the Compensation Committee awarded no other bonuses to executive officers in 2002.

Equity-based Incentives.    Other than stock options granted to executive officers upon hiring, no other options were granted to executive officers during 2002. Factors considered in the decision not to grant stock options included the volatility of the Company’s stock price and a desire to more fully develop measurable, long term strategic goals prior to granting of additional equity-based incentives. In this determination, the Compensation Committee took into account recommendations made to the Committee by the Chairman of the Board as well as the Committee’s own evaluation of the circumstances. Although options were not granted in 2002 to existing executives, the Compensation Committee considers equity-based incentives to be an integral part of executive compensation. The grant of restricted stock awards, stock options and other awards pursuant to the 1994 Long-Term Performance Incentive Plan and the 1998 Stock Incentive Plan has been, and will continue to be, an effective method for the creation of a mutual interest between our employees and our stockholders. In granting equity-based incentives, the Committee takes into account an individual executive’s performance and the performance of the Company as a whole, while taking into account the goals and the Company’s overall compensation philosophy.

Compensation Committee

Richard Perle, Chair

Edward Erickson

Robert Pollack

April 29, 2003

Security Ownership of Certain Beneficial Owners and Management

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2002 concerning our Common Stock that may be issued upon the exercise of options or the purchases of restricted stock under all of our equity compensation plans approved by stockholders and equity compensation plans not approved by stockholders:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1994 Long-Term Performance Incentive Plan	4,161,641	$5.14	1,836,054
1993 Stock Option Plan	—	—	13,435

Total Approved Plans	4,161,641	$5.14	1,849,489

Equity compensation plans not approved by security holders:
Non-plan	16,750	$2.72	—
1998 Stock Option Plan	1,359,076	$5.28	379,022

Total Unapproved Plans	1,375,826	$5.25	379,022

Total Plans	5,537,467	$5.17	2,228,511

Summary of Equity Compensation Plans Not Approved by Stockholders

Non-plan Stock Options

In January 1994, the Company granted to four outside directors 27,000 non-plan options to purchase shares of Common Stock which were immediately exercisable at a price of $2.40 and which expire in January 2004. As a result of option exercises, 16,000 of these options remained outstanding as of December 31, 2002. In September 1997, the Company granted to its employees 20,075 non-plan options to purchase shares of Common Stock which vested over two years and which expire in September 2007. As of December 31, 2002, 750 of these options remained outstanding.

The 1998 Stock Option Plan

In 1998, the Board of Directors adopted the 1998 Stock Option Plan (the “1998 Plan”) to provide awards of stock options, stock appreciation rights, restricted stock, performance grants, or any other type of award deemed by the Board of Directors or its designated committee to employees and other individuals who perform services for the Company. The 1998 Plan provides for option grants designated as nonqualified stock options. Originally, 125,000 shares were authorized for issuance under the 1998 Plan. In 1999, 2000, 2001 and 2002 the Board of Directors approved increases in the number of authorized shares. There are currently 1,925,000 shares authorized for issuance under the 1998 Plan. Under the terms of the 1998 Plan, stock options cannot be granted to persons who are NaPro officers subject to Section 16 of the Exchange Act or to NaPro directors. Options granted under the 1998 Plan typically vest 25% after each anniversary date of the grant, and expire ten years from the date of grant. The exercise price for stock options issued under the 1998 Plan is equal to the fair market value of the Company’s Common Stock on the date of grant.

Security Ownership by Certain Persons

The following table sets forth certain information as of May 1, 2003 regarding the ownership of our Common Stock by (1) persons believed by us to be the beneficial owners of more than five percent of our outstanding Common Stock; (2) by each director and by each executive officer named in the Summary Compensation Table above; and (3) by all executive officers and directors as a group. Except where otherwise indicated, the address for each of the persons listed in the table is: NaPro BioTherapeutics, Inc., 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301.

Name of Director, Officer or Beneficial Owner (1)	Number of Shares of Common Stock		Percent of Class
Leonard P. Shaykin	1,268,337	(2)	4.15%
Sterling K. Ainsworth	1,442,797	(3)	4.74%
Edward L. Erickson	50,000	(4)	*
George M. Gould	—		*
Arthur H. Hayes, Jr.	90,000	(5)	*
Marc J. Ostro	130,500	(6)	*
The Honorable Richard N. Perle	90,000	(7)	*
Patricia A. Pilia	614,308	(8)	2.03%
Robert E. Pollack	65,500	(9)	*
Kai P. Larson	102,796	(10)	*
Gordon H. Link, Jr.	371,088	(11)	1.23%
All Directors and Executive Officers as a Group (15 persons)	4,327,929	(12)	13.42%
Abbott Laboratories 100 Abbott Park Road Abbott Park, IL 60064	2,000,000	(13)	6.68%

*	Less than 1%

(1)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Percentage of beneficial ownership is based on 29,939,486 shares of Common Stock outstanding as of May 1, 2003, as adjusted as required by the rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable or exercisable within 60 days of May 1, 2003 are deemed outstanding for computing the percentage of the person or entity holding such securities, but not outstanding for purposes of computing the percentage of any other person or entity.

(2)	Includes 645,783 shares of Common Stock issuable upon exercise of options granted to Mr. Shaykin under the 1994 Plan and 37,937 shares of Common Stock beneficially owned through our 401(k) and ESOP plans as of May 1, 2003.

(3)	Includes 529,523 shares of Common Stock issuable upon exercise of 1994 Plan options; 36,019 shares of Common Stock beneficially owned through the Company’s 401(k) and ESOP plans as of May 1, 2003; and 42,550 shares of Common Stock gifted by Dr. Ainsworth to relatives and certain other persons, which Dr. Ainsworth may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Does not include shares held by Dr. Pilia, who is engaged to be married to Dr. Ainsworth, and Dr. Ainsworth disclaims beneficial ownership of the shares of Common Stock beneficially owned by Dr. Pilia as well as of the gifted shares over which Dr. Ainsworth holds powers of attorney. See note (8) below.

(4)	Includes 50,000 shares of Common Stock issuable upon exercise of options granted to Mr. Erickson under the 1994 Plan.

(5)	Includes 90,000 shares of Common Stock issuable upon exercise of options granted to Dr. Hayes under the 1994 Plan.

(6)	Includes 90,500 shares of Common Stock issuable upon exercise of options granted to Dr. Ostro under the 1994 Plan. Does not include 1,470,195 shares of Common Stock (4.82% or the outstanding shares as of May 1, 2003) beneficially owned by TL Ventures. Dr. Ostro is a managing director of an affiliate of the investment manager of the TL Venture Funds, and a voting limited partner in the TL Venture Funds, but he disclaims beneficial ownership of such shares. Of the 90,500 shares attributed to Dr. Ostro, he holds 23,000 shares of Common Stock issuable upon exercise of options as the nominee for TL Ventures.

(7)	Includes 80,000 shares of Common Stock issuable upon exercise of options granted to Mr. Perle under the 1994 Plan.

(8)	Includes 371,016 shares of Common Stock issuable upon exercise of 1994 Plan options; 37,786 shares of Common Stock beneficially owned through the Company’s 401(k) and ESOP plans as of May 1, 2003; and 10,800 shares of Common Stock gifted by Dr. Pilia to relatives and certain other persons which Dr. Pilia may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Does not include shares held by Dr. Ainsworth, who is engaged to be married to Dr. Pilia. Dr. Pilia disclaims beneficial ownership of shares of Common Stock beneficially owned by Dr. Ainsworth and the gifted shares over which Dr. Pilia holds powers of attorney. See note (3) above.

(9)	Includes 65,500 shares of Common Stock issuable upon exercise of options granted to Dr. Pollack under the 1994 Plan.

(10)	Includes 69,674 shares of Common Stock issuable upon the exercise of options granted to Mr. Larson under the 1994 Plan and 33,122 shares beneficially owned through our 401(k) and ESOP plans as of May 1, 2003.

(11)	Includes 285,521 shares of Common Stock issuable upon the exercise of options granted to Mr. Link under the 1994 Plan and 38,035 shares of Common Stock beneficially owned through our 401(k) and ESOP plans as of May 1, 2003.

(12)	Includes an aggregate of 2,315,017 shares of Common Stock issuable upon exercise of outstanding stock options held by such persons.

(13)	Information in the table as to beneficial ownership of Common Stock by Abbott Laboratories is based upon filings on Schedule 13D made by Abbott Laboratories on April 27, 2001.

Certain Relationships and Related Transactions

Arthur H. Hayes, Jr., M.D., provides certain consulting services to us. We are parties with MediScience Associates to a consulting agreement (the “MediScience Agreement”) whereby Dr. Hayes, who is President and Chief Operating Officer of MediScience, provides us with consulting services in a variety of areas, including clinical research planning, strategic positioning and regulatory guidance. We make quarterly payments to MediScience under the MediScience Agreement in the amount of $12,500 for such services. Dr. Hayes is obligated to provide consulting services to us under the MediScience Agreement indefinitely, but the MediScience Agreement is terminable by us or MediScience at any time with 90 days’ prior written notice.

In February 2002, we sold privately $8.0 million of our common stock issued at $9 per share and $8.0 million principal of five-year 4% debentures convertible into common stock at $15 per share to TL Ventures V, L.P. and one of its affiliated funds (collectively, the “TL Venture Funds”). Dr. Ostro, one of our directors, is a managing director of an affiliate of the investment manager of the TL Venture Funds, and a voting limited partner in the TL Venture Funds. No placement agent was involved in the transaction. The net proceeds of the transaction were $15.6 million. As part of this transaction, we recorded a discount attributable to the conversion feature of the convertible debentures in the amount of $3.1 million, which is being amortized over the term of the debentures. We maintain a registration statement with the Securities and Exchange Commission to register the resale of the common stock, common stock issuable upon conversion of the debentures and common stock issuable in lieu of cash interest on the debentures under the Securities Act of 1933. We may pay the debenture interest in cash or common stock at our option. The debentures automatically convert into common stock during the first two years if the average price of the common stock for 15 trading days exceeds $22, and during the last three years if the average price for 30 trading days exceeds $16. If we have insufficient funds to repay the debentures in full at maturity or upon acceleration, the holders of the debentures may elect to convert the outstanding principal balance and any unpaid accrued interest on the debentures into shares of common stock at a conversion price equal to the then current 20 day average trading price of the common stock.

Independent Auditor Matters

Independent Auditors

The firm of Ernst & Young LLP served as the Company’s independent auditor for the year ended December 31, 2002, and has been selected to review the Company’s quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters.

Report of the Audit Committee of the Board of Directors

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Exchange Act, except to the extent that NaPro specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors reviews NaPro’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee consists of four directors, all of whom meet the independence and other requirements of the Audit Committee Policy of the NASD. The Board of Directors has adopted a written charter for the Committee.

The Committee has reviewed and discussed with management and NaPro’s independent auditor, Ernst & Young LLP, the interim financial results for 2002. The Committee has also reviewed the results of the 2002 audit with management. In addition to its reviews, the Committee met two times in 2002 with the independent auditor. The meetings were designed to facilitate and encourage private communication between the Committee, management and the independent auditor. The meetings included discussion and further review of the financial statements, the interim financial results and the matters required to be discussed by Statement of Auditing Standards No. 61. The independent auditor also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Committee has discussed with the independent auditor, the auditor’s independence from NaPro. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on its reviews and discussions described above, the Committee recommended to the Board of Directors that the audited 2002 financial statements be included in NaPro’s Annual Report on Form 10-K for the last fiscal year, as filed with the SEC.

Audit Committee

Marc J. Ostro, Chair

Edward L. Erickson

George M. Gould

Richard N. Perle

May 9, 2003

Stock Price Performance Graph

The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following graph compares the cumulative return of the Company’s Common Stock against the Total Return Index for the NASDAQ Market (U.S.) and a peer group which is comprised of the companies listed on the NASDAQ Pharmaceutical Stock Index. The comparison assumes an initial investment of $100 on December 31, 1997 in NaPro’s Common Stock and in each of the indices shown. All values assume the reinvestment of dividends by the companies included in these indices and are calculated as of December 31 of each year. The historical stock price performance on the graph below is not necessarily indicative of future stock price performance.

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002
NaPro (NPRO)	$100	$56.40	$115.20	$339.20	$456.00	$26.40
NASDAQ Market (U.S.)	$100	$140.99	$261.48	$157.77	$125.16	$86.53
Peer Group (NASDAQ Pharmaceutical Index)	$100	$126.94	$239.34	$298.54	$254.43	$164.38

Proposal 2:

APPROVAL OF AMENDMENT TO THE COMPANY’S

CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF

THE OUTSTANDING COMMON STOCK

Introduction

Our Board of Directors has unanimously adopted a resolution approving, and recommending to our stockholders for their approval, a proposal to amend Article Four, Section II of the Amended and Restated Certificate of Incorporation of the Company authorizing a reverse split of the shares of our Common Stock at a ratio, to be established by the Board in its discretion, in the range of 1:5 to 1:40. The form of the proposed amendment is annexed to this proxy statement as Annex A (the “Reverse Stock Split”). Assuming the stockholders approve the proposal, the Board of Directors will have the sole discretion under Section 242(c) of the Delaware General Corporation Law, as it determines to be in the best interest of the Company and its stockholders, both to select the specific exchange ratio within the designated range of 1:5 to 1:40 and also to decide whether or not to proceed to effect a reverse stock split or instead to abandon the proposal altogether. If the amendment is filed with the Secretary of State of Delaware, the amendment to the Certificate of Incorporation will effect the Reverse Stock Split by reducing the number of shares of our Common Stock by the ratio to be determined by the Board of Directors, but will not increase the par value of our Common Stock, and will not change the number of authorized shares of our Common Stock. If the Board does not implement an approved reverse stock split prior to the one year anniversary of the Annual Meeting, the Board will seek stockholder approval before implementing any reverse stock split after that time.

The Company’s Nasdaq Listing Issue

The Company’s Common Stock is quoted on The Nasdaq SmallCap Market under the symbol “NPRO.” To maintain a listing on The Nasdaq SmallCap Market, the Company must satisfy the applicable listing maintenance standards established by Nasdaq. Among other things, the Company is required to comply with the continued listing requirements of The Nasdaq SmallCap Market (“The Nasdaq SmallCap Requirements”). To comply with such requirements, the Company must have:

1)	at least 500,000 shares publicly held by persons other than officers, directors and beneficial owners of greater than 10% of its total outstanding shares;

2)	a market value of publicly held shares of at least $1 million;

3)	stockholders’ equity of at least $2.5 million;

4)	at least 300 beneficial holders of 100 shares or more; and

5)	a minimum bid price of at least $1.00 per share.

Currently, the Company meets all of the listing maintenance standards for Nasdaq SmallCap Market listing except the $1.00 minimum bid price. Assuming the stockholders approve Proposal 2, the Board of Directors will determine whether to effect a reverse stock split in the range of 1:5 to 1:40, at the ratio determined by the Board of Directors to be most likely sufficient to allow the Company to meet the $1.00 minimum bid price requirement.

Reasons for the Proposal and Summary of Effects of the Approval of Proposal 2

The Board of Directors has considered the potential harm to the Company of a delisting of the Company’s Common Stock and has determined that the consummation of the Reverse Stock Split is the best way to maintain liquidity by achieving compliance with The Nasdaq SmallCap Requirements. Approval of Proposal 2 will permit the Company to file the Restated Certificate. The Restated Certificate, provides for a Reverse Stock Split to be effected at 5:01 p.m., Eastern Standard Time, on the date that the Restated Certificate is filed with the Secretary of State of Delaware.

On January 28, 2003, the Nasdaq Staff notified us that the bid price of our common stock had closed below the required $1.00 per share for 30 consecutive trading days, and, accordingly, that we did not comply with the applicable Nasdaq price requirement. We have been provided 180 calendar days, or until July 28, 2003, to regain compliance with this requirement. To demonstrate compliance with the bid price requirement, we must maintain a bid price of greater than $1.00 for a minimum of 10 consecutive business days although in certain circumstances Nasdaq may require a longer compliance period.

If Proposal 2 is approved by the holders of the Company’s Common Stock, the Board will determine the ratio of the Reverse Stock Split, in the range of 1:5 to 1:40, as determined in the judgment of the Board to be most likely sufficient to allow the Company to achieve and maintain compliance with the minimum $1.00 per share requirement for listing on The Nasdaq SmallCap Market for the longest period of time. By way of illustration, assuming a per share price of $0.60 immediately prior to the filing of the Restated Certificate, the Board may determine that the Company should effect a 1:5 or 1:40 reverse stock split, with the goal of achieving a bid price of $3 or $24 per share, respectively. Please refer to the section captioned “Consequences if Stockholder Approval for Proposal 2 Is Not Obtained” below for more detailed examples of the effects of the range of ratios.

The Company believes that maintaining listing on The Nasdaq SmallCap Market will provide it with a market for its Common Stock that is more accessible than if the Company’s Common Stock were traded on the OTC Bulletin Board or OTC Market. Among other factors, trading on Nasdaq SmallCap increases liquidity and may potentially minimize the spread between the “bid” and “asked” prices quoted by market makers. Further, a Nasdaq SmallCap listing may enhance the Company’s access to capital, increase the Company’s flexibility in responding to anticipated capital requirements, and facilitate the use of its Common Stock in acquisitions and financing transactions that it may undertake. The Company believes that prospective investors will view an investment in the Company more favorably if its shares qualify for listing on Nasdaq SmallCap as compared with the OTC market. The approval and filing of the Restated Certificate will allow the Company to maintain compliance with the listing requirements of The Nasdaq SmallCap Market, but it will not ensure that the Company’s Common Stock will be maintained on The Nasdaq SmallCap Market if the Company fails to meet the other continued listing requirements.

In order to maintain our listing, we also must meet other minimum requirements. Another requirement is that the number of holders of 100 or more shares of our Common Stock equal or exceed 300. We expect that we will continue to meet this requirement following a reverse stock split. Another financial requirement is minimum stockholders’ equity of at least $2.5 million or a minimum market value of listed securities of $35.0 million. As of April 2, 2003, our stockholders’ equity was $4.1 million and the market value of our common stock outstanding was $21.6 million. Even if we meet the bid price standards, if we are unable to comply with Nasdaq’s other listing standards, Nasdaq may determine to delist our common stock from the Nasdaq SmallCap Market. If Nasdaq made a determination to delist our common stock, the delisting procedure would involve a process beginning with Nasdaq’s notification and would include a hearing and the possibility of appeal. There is no assurance that at the end of this process our common stock would continue to be listed on the SmallCap Market.

If we fail to meet all applicable Nasdaq SmallCap requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our Common Stock could decrease. Delisting could also adversely affect our ability to obtain financing for the continuation of our operations and/or result in the loss of confidence by suppliers, customers and employees.

Consequences if Stockholder Approval for Proposal 2 Is Not Obtained

If stockholder approval for Proposal 2 is not obtained, the company will not be able to file the Restated Certificate. Unless the bid price for the Company’s stock increases to greater than $1.00 for ten consecutive trading days prior to July 28, 2003, then the Company will not meet the listing requirements for the Nasdaq SmallCap Market, and the Company’s stock will likely be transferred to the OTC Bulletin Board or OTC Market.

The following table sets forth the number of shares of the Company’s Common Stock that would be outstanding immediately after the Reverse Stock Split at various exchange ratios. The table does not account for fractional shares that will be paid in cash.

Ratio of Reverse Stock Split	Approximate Shares of Common Stock Outstanding Before Reverse Stock Split	Approximate Shares of Common Stock Outstanding After Reverse Stock Split
None	29,939,486	29,939,486
1:5	29,939,486	5,987,897
1:10	29,939,486	2,993,948
1:20	29,939,486	1,496,974
1:30	29,939,486	997,982
1:40	29,939,486	748,487

If a stockholder owns 10,000 shares of Common Stock prior to the Reverse Stock Split, after the Reverse Stock Split that same stockholder would own 2,000 shares in the case of a Reverse Stock Split in the ratio of 1:5, 1,000 shares in the case of a Reverse Stock Split in the ratio of 1:10, 500 shares in the case of a Reverse Stock Split in the ratio of 1:20, 333 shares in the case of a Reverse Stock Split in the ratio of 1:30, and 250 shares in the case of a Reverse Stock Split in the ratio of 1:40.

The lasting effect of the proposed Reverse Stock Split upon the market price for the Company’s Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The Company cannot assure you that the market price per new share of the Company’s Common Stock after the Reverse Stock Split (which we refer to as “New Shares”) will rise in proportion to the reduction in the number of old shares of the Company’s Common Stock outstanding (which we refer to as “Old Shares”) as a result of the Reverse Stock Split. The Company also cannot assure you that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by The Nasdaq SmallCap Requirements, or that the Company will otherwise meet the requirements of Nasdaq for inclusion for trading on The Nasdaq SmallCap Market, including, for example, the applicable minimum stockholders’ equity requirements of The Nasdaq SmallCap Requirements. The market price of the Company’s Common Stock is dependent on the Company’s financial condition, performance, prospects and a number of other factors, many of which are unrelated to the number of shares outstanding. If the Company’s efforts to meet the Nasdaq SmallCap Requirements are unsuccessful, the Company’s Common Stock would remain subject to delisting.

The liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split, and the reduced number of shares may make it more difficult to trade shares of our Common Stock. In addition, the Reverse Stock Split will increase the number of the Company’s stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting those sales.

The Reverse Stock Split will affect all of the Company’s holders of Common Stock uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of the Company’s stockholders owning a fractional share, in which case such stockholders will receive a cash payment in lieu of such fractional share. The Company’s issued Common Stock will remain fully paid and non-assessable. The Company presently intends to continue being subject to the periodic reporting requirements of the Exchange Act.

The Reverse Stock Split will not affect the par value of the Company’s Common Stock. As a result, upon the effectiveness of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to its

Common Stock will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Common Stock will be increased because there will be fewer shares of the Company’s Common Stock outstanding. In addition, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants of the Company, and the number of shares reserved for issuance in the Company’s existing stock option plans will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split. Cash paid for fractional shares to holders of NaPro stock options upon any exercise of such stock options would be recognized as a compensation charge at the time of exercise.

The Reverse Stock Split will have no effect on the authorized shares of Common Stock that are not issued or outstanding and will have no effect on the total number of shares of Common Stock the Company is authorized to issue under the Restated Certificate. Therefore, upon effectiveness of the Reverse Stock Split, the number of shares of Common Stock that are authorized and unissued will increase relative to the number of issued and outstanding shares. The Company may use the additional authorized and unissued shares of its Common Stock resulting from the Reverse Stock Split to issue additional shares of its Common Stock from time to time in equity financings, under its equity compensation plans or in connection with other matters; however the Company currently has no plan, commitment, arrangement, understanding or agreement, either oral or written, regarding any issuance of additional shares of its Common Stock subsequent to the reverse stock split, other than shares issuable upon exercise of stock options and upon possible conversion of its convertible debentures held by TL Venture Funds. See “Certain Relationships and Related Transactions.”

Potential Anti-Takeover Effect of the Reverse Stock Split

Upon effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding will increase in proportion to the number of shares of Common Stock that are issued and outstanding prior to the Reverse Stock Split. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), this Proposal is not being proposed in response to any effort of which the Company is aware to accumulate the Company’s shares of Common Stock or obtain control of the Company. Other than as set forth in Proposal 2, the Board does not currently contemplate recommending the adoption of any other amendments to the Company’s Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of the Company.

The Reverse Stock Split will be effected at 5:01 Eastern Time, on the date that the Restated Certificate is filed. Beginning at the effective time of the Reverse Stock Split, each certificate representing Old Shares will be deemed for all corporate purposes to represent New Shares. The text of the Restated Certificate would be in substantially the form attached to this proxy statement as Annex A, provided that the Restated Certificate would be subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary or advisable to effect the Reverse Stock Split, including insertion of the applicable Reverse Stock Split ratio approved by the Board within the range approved by the stockholders.

The transfer agent for the Company will act as the “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the proposed Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will, upon surrender to the exchange agent of certificates representing their fractional shares, be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the proportionate average of the closing sales prices of our Common Stock as reported on the Nasdaq for ten full trading days prior to the effective date of the amendment to the Company’s certificate of incorporation by (ii) the number of shares of our Common Stock held by such stockholder before the reverse stock split that would otherwise have been exchanged for such fractional share interest. Holders of as many as 39 shares (if the Company were to implement a 1:40 reverse stock split) of the Company’s common stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the reverse stock split. The exact number by which the number of holders of the Company’s common stock would be reduced will depend on the reverse stock split ratio adopted and the number of stockholders that hold less than the reverse stock split ratio as of the effective date of the reverse stock split. As of May 1, 2003, there were approximately 275 holders of record of our Common Stock. As a result of the reverse stock split, assuming the maximum reverse stock split ratio of 1:40 were selected, we estimate that cashing out fractional stockholders would potentially reduce that number of stockholders of record to 266.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split to certain holders of Old Shares, but does not purport to be a complete discussion of all of the potential tax considerations relating thereto. This summary is based on the provisions of the United States federal income tax law (including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof) as of the date hereof, all of which is subject to change retroactively as well as prospectively. The Company’s view regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed below.

This summary assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Code (i.e., generally, property held for investment). Further, it does not discuss any state, local, foreign or minimum income or other tax consequences. In addition, this summary does not address the tax consequences applicable to a holder’s particular circumstances or to holders that are subject to special tax rules, including without limitation banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, traders, tax-exempt entities and persons who hold Old Shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EFFECTIVE REVERSE STOCK SPLIT.

Other than the cash payments, if any, received by a stockholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received pursuant to the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. Stockholders who receive cash in lieu of fractional share interests in the New Shares as a result of the Reverse Stock Split will be treated as having received the fractional shares pursuant to the Reverse Stock Split and then as having exchanged the fractional shares for cash in a redemption by the Company, and will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss will be long term capital gain or loss if the Old Shares were held for more than one year. The stockholder’s holding period for the

New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

No Dissenters’ Rights

Under applicable Delaware law, the Company’s stockholders are not entitled to dissenters’ or appraisal rights with respect to the approval of the Restated Certificate. We will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required for approval of the amendment to the Company’s Certificate of Incorporation set forth in this Proposal. Broker non-votes with respect to this proposal will be treated as votes “against” the proposal because they represent shares entitled to vote which have not been voted in the affirmative. Abstentions will have the same effect as votes “against” the proposal because they represent shares entitled to vote which have not been voted in the affirmative.

Recommendation of the Board of Directors

The Company’s Board of Directors has determined that the terms of the proposed amendments and transactions, as described herein, are fair to and in the best interests of the Company’s stockholders. In light of the consequences that could occur upon a delisting of the Company’s Common stock from The Nasdaq SmallCap Market, the Board of Directors is recommending that the stockholders vote FOR Proposal 2.

Proposal 3:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2003, and has further directed that management submit this selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Ernst & Young LLP, the Board of Directors will reconsider such selection. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining whether Proposal 4 has been approved.

Audit Fees.    During the fiscal year ended December 31, 2002, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for such fiscal year and for the review of our interim financial statements was $100,000.

Financial Information Systems Design and Implementation Fees.    During the fiscal year ended December 31, 2002, no fees were billed by Ernst & Young LLP for information technology consulting services.

All Other Fees.    During the fiscal year ended December 31, 2002, the aggregate fees billed by Ernst & Young LLP for professional services other than audit was $69,170.

The Audit Committee has determined that rendering of non-audit services by Ernst & Young LLP is compatible with maintaining the auditors independence.

Management and the Board of Directors recommend a vote FOR Proposal 3 to ratify selection of Ernst & Young LLP as our independent auditors.

Proposal 4:

STOCKHOLDER PROPOSAL

Mr. Daniel S. Sweigart, P.O. Box 11, Ephrata, PA 17522, the beneficial holder of 126,800 shares of Common Stock, has submitted the following resolution:

“Resolved:    The shareholders urge our board of directors to significantly reduce executive compensation by eliminating bonuses and granting of new options, including any bonuses or options awarded in 2001, to Chief Executive Officer and the other four most highly compensated executive officers. In addition, we urge our board to reduce salaries by 30% for Chief Executive Officer and the other four most highly compensated officers. The Board shall implement this policy in a manner that does not violate any existing employment agreement or equity compensation plan.

“These measures will remain in effect until such time that the Company is able to achieve earnings from ongoing operations for two consecutive quarters or the stock price recovers to a level of $5.00 per share or higher for thirty consecutive trading days.

“Supporting statement:    Implementation of the above measures is necessary to more closely align executive compensation with performance. Executive compensation is grossly over-inflated given their failure to successfully execute the paclitaxel business plan and the total collapse of the share price since March 2002.

“The downturn in the markets has undeniably contributed to some of the loss in shareholder value; however, our company has significantly under-performed the market over the past year. In the 12 months period between January 2002 and January 2003, share price has dropped almost 97%, compared to a 22% drop in the S&P 500 Index and a 43% drop in the Biotech Index. This horrific loss in shareholder value demands immediate action by our Board of Directors to further contain costs by drastically cutting executive compensation.

“This decimation of the share price has occurred in the face of the FDA approval of the company’s first major product, injectable paclitaxel, in May 2002. In the 8 months since approval, quarterly paclitaxel sales have remained in the $7-10 million per quarter range, which only represents about 10% of the total U.S. market. It is the proponent’s opinion that our company’s inability to capture a significant portion of the U.S. paclitaxel market represents a failure to successfully execute the paclitaxel business plan.

“Gene repair by chimeraplasty is a highly speculative technology that may never lead to effective treatments for human disease or commercially viable products. Management has failed to present a detailed business plan for commercializing the genomics technology, including revenue projections and timelines.

“During the past year, there has been much public debate about executives enriching themselves at the expense of their shareholders and the failure of corporate boards of directors to rein in exorbitant executive compensation packages. Accordingly, shareholders have a right to expect the Board of Directors to exercise their fiduciary responsibilities and implement executive compensation policies that are in the best interest of all shareholders.

“I urge you to vote FOR this proposal.”

RESPONSE OF THE BOARD OF DIRECTORS TO PROPOSAL 4

The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors has carefully considered the proposal regarding compensation paid to the Chief Executive Officer and certain other senior executive officers. The Board believes that adoption of the proposal is unnecessary and against the interests of the Company and its stockholders.

As noted above in the Compensation Committee Report, the current compensation arrangements for the Company’s senior executive officers have the following objectives: (1) the attraction and retention of qualified personnel whose participation is important to our short-term and long-term success; and (2) the creation of a mutual interest between executive officers and stockholders that permits executive officers to share in the risks and rewards of strategic decision-making.

Actions taken by the Compensation Committee and approved by the Board are consistent with these objectives. The Compensation Committee’s job is to evaluate and determine the amounts and types of compensation paid to the Company’s executives.

The Company’s key financial statement numbers significantly improved in 2002 relative to 2001, despite the challenging, competitive environment within the paclitaxel market. The Company’s revenues more than doubled in 2002 over the prior year’s; the gross margin of its manufacturing operation increased from a negative 23% to a positive 30%; and its operating loss and net loss improved by $10.7 million and $17.1 million, respectively. These improvements are, in part, a result of the measures adopted by the Company to reduce costs and conserve cash, which included the steps described below.

The Compensation Committee has effectively frozen executives’ base salaries since October 2001 and has curtailed both the payment of annual performance bonuses and the grant of stock options. As a result, the total cash compensation, salary plus bonus, of the five most highly compensated Company executives, dropped by 33% from 2001 to 2002 despite the improved operating performance in 2002. On January 2, 2002, one executive was paid a $25,000 bonus with respect to 2001 job performance. On February 11, 2002, another executive was given a stock award with a value of $28,073 to replace options that he inadvertently had allowed to expire. All other bonuses paid during 2002 were incentives given to newly hired employees. To date in 2003, no senior executive whose compensation would be affected by the proposal has received any increase in base compensation or received a cash bonus. Furthermore, we have continued to reduce compensation costs through headcount reductions in our executive ranks and are renegotiating employment arrangements to move certain executives to a part time status.

In the Board’s opinion, attempting to reclaim bonuses and stock options already awarded in 2001, as requested by the proponent, would be unfair to the executives, would significantly undermine their morale and would subject the Company to possible legal claims by the affected executives since the Company knows of no lawful basis to take back compensation already paid.

In addition, certain of the executives’ salaries have been paid in accordance with the terms of their employment agreements. Unilaterally reducing the salaries would be a breach of those agreements and the Company knows of no lawful basis that it has to do that. The employment agreements are for an initial term of either two or three years, ending October 1, 2003, or October 1, 2004. If the Company fails to renew the agreements without cause, or renews the agreements with a unilateral salary reduction, the executives would be entitled to quit and the Company would be required under the terms of the agreements to make a lump sum payment equal to one year’s salary to the executives affected, as well as to provide certain other benefits.

Given the foregoing, we do not know how we would implement the proposal absent the executives in question voluntarily taking action that they have no obligation to take.

Finally, the Board believes that the proposal would limit the Company’s flexibility to offer a competitive compensation program and thus place the Company at a disadvantage in attracting and retaining the executive talent necessary for the Company’s success. The Board believes that its compensation policies have been responsibly implemented and effectively align the interests of its senior management and stockholders.

In our view, the proponent’s criticism of management’s growth of our paclitaxel business represents a misunderstanding of our business. The Company sells paclitaxel in the U.S. only to Abbott Laboratories. Abbott is responsible for marketing and distribution of the product in the U.S. In our view, as is discussed in our Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s management successfully executed the Company’s paclitaxel business plan by:

•	Obtaining two ANDA’s for paclitaxel in 2002;

•	Increasing paclitaxel production while reducing unit production costs through improved yields; and

•	Optimizing its productive capacity as required in response to changes in the paclitaxel market that have affected Abbott’s demand for the product.

In our view, the proponent’s criticism of the Company’s development of novel genomic technologies, particularly gene repair by chimeraplasty, is based upon faulty assumptions. In fact, the Company’s gene editing technology does not utilize chimeraplasty at all. Recent publication of a series of studies in three peer-reviewed scientific journals has validated the utility of several of the Company’s proprietary gene editing tools covering a wide range of molecular research and potential therapeutic applications: Genetics (2003, 163:527-528); Nucleic Acids Research (2003), 31:3, 899-810); and Biomolecular Engineering (2003, 20:7-20). The technology described in these publications is licensed exclusively to the Company. The Company believes that the development of these technologies offers significant benefits.

In addition to successfully bringing its paclitaxel to market in the U.S. and elsewhere in the World, the Company has assembled a pipeline of clinical candidates in the areas of both gene editing and targeted oncology. We are continuing to take steps to bring these products to the clinic, and ultimately to the major pharmaceutical markets. Through press releases, information contained in our public filings, and public conference calls, we have and will continue to inform investors of our efforts, goals, and progress in these areas. We believe that we have effectively and responsibly communicated our business development plans.

In summary, the Board believes that the current compensation arrangements will lead to the Company’s success and that adoption of the proponent’s proposal is not in the best interests of the Company, its stockholders or its employees.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

Other Matters

The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on those matters in accordance with their best judgment.

The Board of Directors encourages you to vote your shares by signing and returning the enclosed proxy card. The fact that you will have returned your proxy in advance will not affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy, you have assured your representation at the Annual Meeting. Thank you for your cooperation.

By Order of the Board of Directors,

Patricia A. Pilia, Ph. D.

Secretary

Boulder, Colorado

May 23, 2003

APPENDIX A

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NAPRO BIOTHERAPEUTICS, INC.

NaPro BioTherapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:    The name of the Corporation is NaPro BioTherapeutics, Inc

SECOND:    The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is 9/8/93.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend Article Four, Section II of the Amended and Restated Certificate of Incorporation of the Corporation to add the following Part 5 in its entirety:

“Part 5.    Reverse Stock Split.  Effective as of 5:00 p.m., Eastern time, on the date this Amendment to Certificate of Incorporation is filed with the Secretary of State of Delaware, each [*] shares of Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares will be issued and, in lieu thereof, stockholders otherwise entitled to receive a fractional share will instead receive cash for such stockholder’s fractional share on a basis determined by the Board of Directors.

FOURTH:    This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 29,939,486 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

IN WITNESS WHEREOF, NaPro BioTherapeutics, Inc. has caused this Certificate of Amendment to be signed by its                      as of                          , 2003.

NAPRO BIOTHERAPEUTICS, INC.

By:
Name:
Title:

*	By approving this amendment, stockholders will be approving the combination of any whole number of shares of NaPro BioTherapeutics, Inc. common stock between and including five (5) and forty (40) into one (1) share of NaPro BioTherapeutics, Inc. common stock as the exchange ratio and authorizing the Board of Directors to select one of the approved exchange ratios. The Certificate of Amendment that will be filed with the Secretary of State of the State of Delaware will include only that exchange ratio determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The Board of Directors will not implement any amendment providing for a different exchange ratio, and may elect to implement no amendment.

A-1

Common Stock

NaPro BioTherapeutics, Inc.

Proxy Solicited by the Board of Directors

For the Annual Meeting of Stockholders to Be Held on June 27, 2003

The undersigned hereby appoints Leonard Shaykin, Sterling Ainsworth and Patricia Pilia, or any of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the “Annual Meeting”) of Stockholders of NaPro BioTherapeutics, Inc. (the “Company”) to be held on June 27, 2003, at 9:00 a.m. local time at the Westminster Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado, and at any adjournments or postponements thereof, and to vote there all the shares of common stock, $.0075 par value per share, held of record by the undersigned at the close of business on May 1, 2003, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

Shares will be voted as specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND APPROVAL OF THE PROPOSALS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

☒	Please mark your votes as in this example

1.	Board Proposal: Election of Directors: Nominees: Leonard P. Shaykin, Arthur H. Hayes, Jr., M.D., and Robert E. Pollack, Ph.D. (to serve until 2006 Annual Meeting)

☐ VOTE FOR ALL NOMINEES	☐ VOTE WITHHELD FROM ALL NOMINEES

To withhold authority to vote for any nominee(s), write that nominee’s name(s) on the space below.

2.	Board Proposal: To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock, in the range of 1:5 to 1:40 (such reverse stock split to be referred to herein as the “Reverse Stock Split”), as determined in the discretion of the Board of Directors of the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Board Proposal: To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Stockholder Proposal submitted by Daniel S. Sweigart

FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature(s)	Date
Name (print):

NOTE:  Please sign this proxy as your name appears hereon, including the title “Executor,” “Trustee,” etc. if such is indicated. If joint account, each joint owner should each sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.